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                     September 7, 2022

       Remi Lalonde
       President and Chief Executive Officer
       Resolute Forest Products Inc.
       1010 De La Gauchetiere Street West, Suite 400
       Montreal, Quebec H3B 2N2, Canada

                                                        Re: Resolute Forest
Products Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Response dated
September 6, 2022
                                                            File No. 001-33776

       Dear Mr. Lalonde:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing